UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     January 25, 2007

  WATAIRE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Washington

000-49955

91-2060082

(State or other jurisdiction

(Commission

(IRS Employer

of incorporation)

File Number)

Identification No.)

21550 Oxnard Street. Suite 300, Woodland Hills, CA 91367

(Address of principal executive offices)

Registrant's telephone number, including area code: (310) 728-6306

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE CONTRACT.

On January 25, 2007, Wataire International, Inc. (the “Company”) entered into a License Agreement (the “Agreement”) with Airborn Water Company Ltd, a United Kingdom limited corporation (“Airborn”), pursuant to which the Company granted Airborn an exclusive license in the United Kingdom to use the Wataire water-generating technology (the “Technology”) for bottling and selling atmospheric-generated water.  The term of the exclusive license extends for a period of 14 years with an option to extend the license for an additional 10 years.

As part of the consideration for the Agreement, Airborn agreed to purchase $1,000,000 of water-generating equipment from the Company over a 12-month period, with $250,000 in equipment purchases to be made on or before May 30, 2007, an additional $250,000 in equipment purchases to be made on or before September 30, 2007, and the remaining $500,000 of equipment purchases to be made on or before January 31, 2008.

As additional consideration for the license, Airborn agreed to pay a royalty to the Company equal to 5% of Airborn’s revenues from the sale of bottled water produced using the Technology, less Airborn’s reasonable expenses associated with the cost of sales, with the reasonable expenses associated with the cost of sales and a minimum royalty to be agreed upon by the parties on or before May 30, 2007.

The Company also granted a non-exclusive license to for territories outside the United Kingdom in accordance with a 60-day right of first refusal.

Item 9.01    Financial Statements and Exhibits.

(c)  Exhibits.    Furnished pursuant to Item 1.01

10.1

License Agreement between Wataire International, Inc. and Airborn Water Company Ltd dated January 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATAIRE INTERNATIONAL, INC.

Date: January 31, 2007

By: /s/ Robert Rosner

Robert Rosner